                                                                    EXHIBIT 99.1

[CENDANT LOGO]



         CENDANT REPORTS BETTER THAN EXPECTED FIRST QUARTER 2001 RESULTS

              1Q Adjusted EPS of $0.19 Exceeds Projection by $0.03

        Company Increases Full Year Projected 2001 Adjusted EPS to $1.00 Compared with $0.91 in 2000 and Increases 2001 Second Quarter Outlook to $0.27 from $0.26

                 1Q Adjusted EPS $0.19 in 2001 vs. $0.22 in 2000
   1Q Reported EPS from Continuing Operations $0.28 in 2001 vs. $0.15 in 2000


NEW YORK, NY, APRIL 18, 2001 - Cendant Corporation (NYSE: CD) today reported better than expected first quarter 2001 results and increased its outlook for second quarter and full year 2001. The Company's four reportable segments - Real Estate Services, Hospitality, Vehicle Services and Financial Services - all exceeded or met forecasts for first quarter 2001, and each exceeded last year's results.

"We are pleased that we have exceeded our projections in the quarter and are once again raising our projected results for the full year 2001. Strong contributions from many of our businesses and the addition of the operations of Avis to our Vehicle Services segment drove the increase in our first quarter EBITDA over prior projections and last year," said Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman. "Despite a challenging economic environment, we believe that the diversity of our portfolio of companies, which is hedged against economic cycles, coupled with our fee-for-services business model will continue to drive growth in revenue and earnings in 2001."

The Company announced that first quarter 2001 Adjusted earnings per share from continuing operations (adjusted to remove non-recurring or unusual items), excluding move.com operating results and the effect of an equity ownership of Homestore.com ("Adjusted EPS") of $0.19 exceeded prior first quarter 2001 projections of $0.16. The Company also announced that based on the leading indicators from its business units, the impact of lower interest rates and using cash instead of shares to acquire Fairfield Resorts, it has increased its second quarter 2001 Adjusted EPS projection to $0.27 from the prior projection of $0.26 and its full year 2001 projection to $1.00 from the prior projection of $0.95. This compares with 2000 actual Adjusted EPS of $0.91. The Company anticipates that further improvements in existing operations, benefits from recent acquisitions and other strategic activity may result in further increases in projected earnings for 2001.

The Company noted that 2001 Adjusted EPS is now projected to be 10% ahead of last year, despite 2001 being burdened by an estimated $0.07 per share of additional interest ($0.03 in the first quarter) resulting from the settlement of the Company's principal class action litigation. In addition, the prior year's first quarter benefited from a previously disclosed $0.03 per share of financial income derived from certain of the Company's investments.

RECENT ACTIVITIES
Consistent with its new growth agenda, the Company has completed several strategic transactions:
  o Acquired the remaining shares of Avis Group Holdings not already owned for approximately $937 million in March 2001. This transaction was immediately accretive to earnings.
  o Acquired Fairfield, the largest independent vacation ownership company in the United States, in April 2001 for approximately $690 million. This transaction is expected to be immediately accretive to earnings.
  o Acquired Holiday Cottages, a leading provider of holiday cottage rentals in Europe, in January 2001 and RCI Southern Africa, a timeshare exchange business, in March 2001.
  o Sold its full service real estate Internet portal, move.com, along with certain ancillary businesses, to Homestore.com for more than $700 million in February 2001. The transaction resulted in an approximately 10 times return on Cendant's investment. Cendant currently owns approximately 19% of the outstanding shares of Homestore.com.
  o Completed an agreement whereby Merrill Lynch outsourced its mortgage origination and servicing operations to Cendant Mortgage, effective January 2001.
  o Raised $1.5 billion through a common stock and senior zero coupon convertible notes offering in February 2001.

FIRST QUARTER SEGMENT RESULTS
The underlying discussion of results from continuing operations focuses on Adjusted EBITDA, which is defined as earnings before non-operating interest, income taxes, depreciation, amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items which are of a non-recurring or unusual nature and are not measured in assessing segment performance or are not segment specific. Such discussion is the most informative representation of how management evaluates performance and allocates resources.

In connection with the significant acquisitions and dispositions of businesses completed during 2001, we have realigned the operations and management of our businesses. Accordingly, we have changed our reportable segments to coincide with this realignment. Beginning with first quarter 2001, we have the following reportable operating segments: Real Estate Services (consisting of the Company's three real estate brands, mortgage and relocation services); Hospitality (consisting of the Company's nine lodging brands, timeshare, travel agency and cottage rental); Vehicle Services (consisting of car rental, vehicle management services and National Car Parks); and Financial Services (consisting of insurance related services, financial services enhancement products and tax preparation services). Additionally, Corporate and Other includes unallocated corporate overhead and the operating results of certain other non-material business units, some of which have been disposed. All prior periods have been restated to reflect the change in segments. (See Table 3 for first quarter 2001 and 2000 Revenues and Adjusted EBITDA by Segment; Table 4 for Revenues and Adjusted EBITDA by Segment for the quarters and full year of 2000; Table 5 for expanded first quarter 2001 and 2000 Segment Revenue Driver Analysis and Table 6 for Segment Revenue Driver Analysis for the quarters of 2000.)

REAL ESTATE SERVICES


                               2001              2000             % CHANGE
--------------------------------------------------------------------------
REVENUES                        $339             $289                  17%
--------------------------------------------------------------------------
ADJUSTED EBITDA                 $132             $114                  16%
--------------------------------------------------------------------------
ADJUSTED EBITDA MARGIN           39%              39%
-----------------------------------------------------

The increase in operating results was principally driven by a significant increase in mortgage loan production, growth in our mortgage servicing portfolio and increased relocation service based fees. Recurring royalties from real estate franchising were essentially unchanged despite soft industry-wide conditions, particularly in California, due to growth in our franchise systems as a result of franchise sales and NRT acquisitions.

HOSPITALITY


                               2001              2000             % CHANGE
--------------------------------------------------------------------------
REVENUES                       $264              $242                   9%
--------------------------------------------------------------------------
ADJUSTED EBITDA                $104               $91                  14%
--------------------------------------------------------------------------
ADJUSTED EBITDA MARGIN          39%               38%
-----------------------------------------------------

Revenues and Adjusted EBITDA increased primarily from our timeshare operations and the January 2001 acquisition of Holiday Cottages. Timeshare revenues grew due to an increase in members and the number of exchange transactions.

VEHICLE SERVICES


                               2001              2000             % CHANGE
--------------------------------------------------------------------------
REVENUES                       $454              $137                 231%
--------------------------------------------------------------------------
ADJUSTED EBITDA                 $93               $72                  29%
--------------------------------------------------------------------------

In March 2001, we acquired the remaining 82% of outstanding common shares of Avis Group Holdings that we did not already own. The acquisition was accounted for as a purchase and, accordingly, its operating results are included since the acquisition date. Prior to the acquisition, revenue and Adjusted EBITDA principally consisted of Avis royalties, earnings from our equity investment in Avis and the operations of National Car Parks.

FINANCIAL  SERVICES


                               2001              2000             % CHANGE
--------------------------------------------------------------------------
REVENUES                       $203              $194                   5%
--------------------------------------------------------------------------
ADJUSTED EBITDA                 $84               $82                   2%
--------------------------------------------------------------------------
ADJUSTED EBITDA MARGIN          41%               42%
-----------------------------------------------------

Revenue and Adjusted EBITDA reflect strong tax return volume growth at Jackson Hewitt partially offset by modest declines at FISI/BCI due to reduced direct mail offerings in prior periods and reduced billings and collections of insurance premiums.

2001 OUTLOOK
The Company raised full year 2001 projected Adjusted EPS to $1.00 compared with most recent 2001 projections of $0.95 (and original 2001 projections of $0.91) and compared with $0.91 for full year 2000. The raised outlook for 2001 reflects strong operating performance across our comparable business units, an increased contribution from Avis in first quarter 2001, reduced interest expense and lower projected weighted average shares outstanding. The Company also raised second quarter 2001 projected Adjusted EPS to $0.27 compared with $0.23 in second quarter 2000, and reiterated that Adjusted EPS in the third and fourth quarters of 2001 are also projected to be higher than the corresponding quarters in 2000.

The Company revised its 2001 financial projections from continuing operations, excluding the results of move.com/Homestore.com and including the results of Avis and Fairfield, as follows:


($ in millions)            Current 2001 Projection   Prior 2001 Projection   2000 Annual
                           -----------------------   ---------------------   -----------
Adjusted EBITDA:
   Real Estate Services                $825 - $845                 N/A         $752
   Hospitality                         $535 - $550                 N/A         $394
   Vehicle Services                    $530 - $545                 N/A         $306
   Financial Services                  $210 - $220                 N/A         $200
   Corporate and Other                  ($45 - $55)                N/A         ($15)
Total Adjusted EBITDA              $2,060 - $2,100     $2,015 - $2,060       $1,637
Depreciation and Amortization          $450 - $460         $425 - $435         $324
Interest Expense, net                  $255 - $270         $335 - $350         $146
Effective Tax Rate
   on Adjusted Results                       35.2%               35.2%        34.0%
Minority Interest                              $29                 $31          $84
Weighted Average Shares
   Outstanding (millions)                875 - 895           900 - 925          762
Capital Expenditures                   $275 - $325                 N/A         $199


The increase in net interest expense in 2001 compared with 2000 is principally due to the Company's principal class action litigation settlement obligation. The Company expects year-over-year interest expense comparisons to improve by fourth quarter 2001 as it discharges the liability and anniversaries the expense recorded in the prior year. The decrease in projected interest expense compared with the prior projection is due to lower corporate borrowing costs, including the February 2001 issuance of zero coupon convertible notes. The higher 2001 tax rate is principally a result of the acquisition of Avis; however, the Company continues to examine ways to reduce its 2001 effective tax rate. Reduced minority interest in 2001 is primarily a result of the retirement of the Feline PRIDES in February 2001. The increase in projected weighted average shares outstanding in 2001 compared with 2000 is primarily the result of the issuance of 61 million shares of common stock in connection with the retirement of Feline PRIDES and the issuance of 46 million shares in February 2001. The increased projected capital spending and depreciation and amortization in 2001 is primarily related to the acquisitions of Avis and Fairfield, as well as Holiday Cottages and RCI Southern Africa.

FIRST QUARTER BALANCE SHEET
o As of March 31, 2001, we had approximately $2.2 billion of cash and cash equivalents and $4.7 billion of debt and minority interest. In February 2001, we issued zero coupon convertible senior notes for gross proceeds of $900 million.
o As of March 31, 2001 the net debt to total capital ratio was 32%. The ratio of Adjusted EBITDA, excluding move.com/Homestore.com, to net interest expense was 7.1 in first quarter 2001.
o In first quarter 2001 we paid $250 million to a settlement trust, reducing the net outstanding obligation associated with the principal class action litigation settlement at March 31, 2001 to $2.25 billion.
o Common shares outstanding increased in first quarter 2001 primarily from the issuance of 61 million shares in connection with the retirement of $1.7 billion of Feline PRIDES and the sale of 46 million shares in February 2001.

FIRST QUARTER EPS ITEMS
Reported EPS for CD common stock includes Cendant Group operations and a retained interest in Move.com Group. (See Table 2 for calculation of earnings.) Reported EPS from continuing operations for Cendant Group was $0.28 in first quarter 2001 and $0.15 in first quarter 2000. The following are the significant items reflected in reported results from continuing operations that are considered to be of an unusual or non-recurring nature for purposes of deriving Adjusted EBITDA and Adjusted EPS:

FIRST QUARTER 2001
o A net gain of $435 million ($261 million after tax) on the disposition of businesses, primarily related to the sale of move.com. Cendant Group's retained interest in the move.com after tax gain was $234 million or $0.28 per share.
o A charge totaling $95 million ($62 million or $0.07 per share after tax) to fund a contribution to an independent technology trust responsible for providing technology initiatives for the benefit of current and future franchisees at Century 21, Coldwell Banker and ERA.
o A charge totaling $85 million ($56 million or $0.07 per share after tax) incurred in conjunction with the development and launch of an Internet travel portal. The Company's financial contribution to the independent entity developing the portal, which is required to be expensed immediately, is expected to provide attractive financial returns to Cendant and its franchisees with limited risk and to significantly expand the Internet presence of the Company's travel brands.
o A net loss of $18 million after tax or $0.02 per share related to Cendant's proportionate ownership in Homestore.com.
o A charge of $11 million ($7 million or $0.01 per share after tax) for litigation settlement and investigation costs, net of a credit for distributed Feline PRIDES Rights that expired unexercised.
o Merger related charges totaling $8 million ($5 million or $0.01 per share after tax) related to the acquisition and integration of Avis.
o A charge of $7 million ($5 million or $0.01 per share after tax) related to a special contribution made to a newly formed Cendant Charitable Foundation.

FIRST QUARTER 2000
o A net credit of $38 million ($25 million or $0.03 per share after tax) for disallowed claims in connection with the Feline PRIDES class action litigation, net of investigation related costs.
o Restructuring and other unusual charges totaling $86 million ($56 million or $0.07 per share after tax).
o Charges totaling $13 million ($9 million or $0.01 per share after tax) for losses on the disposition of businesses.


INVESTOR CONFERENCE CALL
Cendant will host a conference call to discuss first quarter results on Thursday, April 19, 2001 at 1:00 p.m. Eastern Time. Investors may access this call live at www.Cendant.com or dial in to 913-981-5571. A web replay will be available beginning at 4:00 p.m. Eastern Time on April 19, 2001 at www.Cendant.com. A telephone replay will be available from 4:00 p.m. Eastern Time on April 19, 2001 until 8:00 p.m. on April 23 at 719-457-0820, access code:
461306.


STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. CERTAIN OF SUCH UNCERTAINTIES AND CONTINGENCIES ARE SPECIFIED IN CENDANT'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.


Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's fee-for-service businesses include hotel, real estate and tax preparation franchising; rental cars, fleet leasing and fuel cards; mortgage origination and employee relocation; customer loyalty programs; vacation exchange and rental services and vacation interval sales. Other business units include the UK's largest private car park operator and electronic reservations processing for the travel industry. With headquarters in New York City, the Company has approximately 60,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.Cendant.com or by calling 877-4INFO-CD (877-446-3623).


Media Contact:          Investor Contacts:
-------------           -----------------
Elliot Bloom                  Denise Gillen           Sam Levenson
212-413-1832                  212-413-1833            212-413-1834

                                      *****
                                  Tables Follow

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except per share data)


                                                                               THREE MONTHS ENDED
                                                                                    MARCH 31,
                                                                              -------      -------
                                                                                2001        2000
                                                                              -------      -------
REVENUES
    Service fees, net                                                         $   893      $   812
    Vehicle-related                                                               398           70
    Other                                                                          12           63
                                                                              -------      -------
Net revenues                                                                    1,303          945
                                                                              -------      -------

EXPENSES
    Operating                                                                     433          338
    Marketing and reservation                                                     158          140
    Vehicle depreciation, lease charges and interest, net *                       181           --
    General and administrative                                                    135          107
    Non-vehicle depreciation and amortization                                      95           81
    Other charges (credits):
      Restructuring and other unusual charges                                     186           86
      Merger-related costs                                                          8           --
      Litigation settlement and related costs                                      11          (38)
    Non-vehicle interest, net                                                      57           25
                                                                              -------      -------
Total expenses                                                                  1,264          739
                                                                              -------      -------

Net gain (loss) on dispositions of businesses                                     435          (13)
                                                                              -------      -------

INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN HOMESTORE.COM         474          193
Provision for income taxes                                                        189           66
Minority interest, net of tax                                                      13           16
Equity in Homestore.com, net of tax                                                18           --
                                                                              -------      -------
INCOME FROM CONTINUING OPERATIONS                                                 254          111
Discontinued operations:
    Income from discontinued operations, net of tax                                --           16
    Gain on disposal of discontinued operations, net of tax                        23           --
                                                                              -------      -------
INCOME BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT
    OF ACCOUNTING CHANGE                                                          277          127
Extraordinary loss, net of tax                                                     --           (2)
                                                                              -------      -------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                              277          125
Cumulative effect of accounting change, net of tax                                (38)         (56)
                                                                              -------      -------
NET INCOME                                                                    $   239      $    69
                                                                              =======      =======


CD COMMON STOCK INCOME PER SHARE
    BASIC
      Income from continuing operations                                       $  0.29      $  0.15
      Net income                                                              $  0.28      $  0.10

    DILUTED
      Income from continuing operations                                       $  0.28      $  0.15
      Net income                                                              $  0.26      $  0.09

    WEIGHTED AVERAGE SHARES
      Basic                                                                       790          717
      Diluted                                                                     830          751

MOVE.COM COMMON STOCK INCOME PER SHARE
    BASIC
      Income from continuing operations                                       $ 10.41
      Net income                                                              $ 10.34

    DILUTED
      Income from continuing operations                                       $ 10.13
      Net income                                                              $ 10.07

    WEIGHTED AVERAGE SHARES
      Basic                                                                         2
      Diluted                                                                       3


-------
* Includes interest charges of $39 million for the three months ended March 31, 2001.

                                                                         TABLE 2

                      CENDANT CORPORATION AND SUBSIDIARIES
     SUPPLEMENTAL INCOME (LOSS) PER SHARE DATA - CALCULATION OF EARNINGS BY
                             CLASS OF COMMON STOCK
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                           THREE MONTHS ENDED
                                                                                             MARCH 31, 2001
                                                                                          --------------------
                                                                                             AS         AS
                                                                                          REPORTED    ADJUSTED
                                                                                          --------    --------
CD COMMON STOCK INCOME PER SHARE
INCOME FROM CONTINUING OPERATIONS:
       Income from continuing operations, including Cendant Group's retained
            interest in Move.com Group                                                      $ 233      $ 146
       Convertible debt interest, net of tax                                                    3          3
       Adjustment to Cendant Group's retained interest in Move.com Group (A)                   (6)        --
                                                                                            -----      -----
       Income from continuing operations - Diluted                                          $ 230      $ 149
                                                                                            =====      =====

NET INCOME:
       Net income, including Cendant Group's retained interest in Move.com Group            $ 218      $ 146
       Convertible debt interest, net of tax                                                    3          3
       Adjustment to Cendant Group's retained interest in Move.com Group(A)                    (6)        --
                                                                                            -----      -----
       Net income - Diluted                                                                 $ 215      $ 149
                                                                                            =====      =====

WEIGHTED AVERAGE SHARES OUTSTANDING:
       Basic                                                                                  790        790
       Diluted                                                                                830        830

INCOME PER SHARE:
       Basic
         Income from continuing operations                                                  $0.29      $ 0.18 *
         Net income                                                                          0.28      0.18 *

       Diluted
         Income from continuing operations                                                  $0.28      $ 0.18 *
         Net income                                                                          0.26      0.18 *

MOVE.COM COMMON STOCK INCOME (LOSS) PER SHARE INCOME (LOSS) FROM CONTINUING
OPERATIONS(B):
       Income (loss) from continuing operations, excluding Cendant Group's retained
            interest in Move.com Group                                                      $  21      $  (1)
       Adjustment to Cendant Group's retained interest in Move.com Group (A)                    6         --
                                                                                            -----      -----
       Income from continuing operations - Diluted                                          $  27      $  (1)
                                                                                            =====      =====

NET INCOME (LOSS)(C):
       Net income (loss), excluding Cendant Group's retained interest in Move.com Group     $  21      $  (1)
       Adjustment to Cendant Group's retained interest in Move.com Group (A)                    6         --
                                                                                            -----      -----
       Net income - Diluted                                                                 $  27      $  (1)
                                                                                            =====      =====

WEIGHTED AVERAGE SHARES OUTSTANDING(D):
       Basic                                                                                    2          2
       Diluted                                                                                  3          3

INCOME (LOSS) PER SHARE:
       Basic
         Income (loss) from continuing operations                                           $10.41     $(0.26)
         Net income (loss)                                                                   10.34      (0.26)

       Diluted
         Income (loss) from continuing operations                                           $10.13     $(0.25)
         Net income (loss)                                                                   10.07      (0.25)

----------
 * Includes Cendant Group's retained interest in the adjusted results of operations of Move.com Group.
(A) Amount represents the differential between Cendant Group's retained interest in Move.com Group for its basic and diluted income (loss) per share calculations.
(B) In thousands, the As Reported and As Adjusted basic income (loss) from continuing operations attributable to Move.com common stock was $20,983 and ($525), respectively, and the As Reported and As Adjusted diluted income (loss) from continuing operations attributable to Move.com common stock was $27,086 and ($678), respectively.
(C) In thousands, the As Reported and As Adjusted basic net income (loss) attributable to Move.com common stock was $20,847 and ($525), respectively, and the As Reported and As Adjusted diluted net income
      (loss) attributable to Move.com common stock was $26,911 and ($678), respectively.
(D) In thousands, the As Reported and As Adjusted basic and diluted weighted average shares outstanding were 2,016 and 2,673, respectively.

                                                                         Table 3

                      Cendant Corporation and Subsidiaries
                    Revenues and Adjusted EBITDA by Segment *
                              (Dollars in millions)

                                                  Three Months Ended March 31,
                                                  ----------------------------

                                         Revenues                         Adjusted EBITDA (A)
                             --------------------------------       -------------------------------
                               2001        2000      % Change       2001        2000 (B)   % Change
                             --------------------------------       -------------------------------
Real Estate Services         $   339       $ 289         17%        $ 132  (D)   $ 114         16%
Hospitality                      264         242          9%          104           91  (G)    14%
Vehicle Services                 454         137        231%           93  (E)      72         29%
Financial Services               203         194          5%           84           82          2%
                             -------       -----                    -----        -----
Total Reportable Segments      1,260         862                      413          359
Corporate and Other (C)           43          83          **          (17) (F)       1  (H)     **
                             -------       -----                    -----        -----
Total Company                $ 1,303       $ 945                    $ 396        $ 360
                             =======       =====                    =====        =====

----------
* In connection with significant acquisitions and dispositions of businesses completed during 2001, the Company realigned the operations and management of certain of its businesses. Accordingly, the Company's segment reporting structure now encompasses the following four reportable segments: Real Estate Services, Hospitality, Vehicle Services and Financial Services.
**    Not meaningful.
(A) Defined as earnings before non-operating interest, income taxes, depreciation and amortization, minority interest and equity in Homestore.com, adjusted to exclude certain items which are of a non-recurring or unusual nature and not measured in assessing segment performance or are not segment specific.
(B) Excludes a charge of $86 million in connection with restructuring and other initiatives ($63 million, $11 million and $2 million of charges were recorded within the Real Estate Services, Hospitality and Financial Services segments, respectively. Charges of $10 million were recorded within businesses not classified by the Company as reportable operating segments).
(C) Includes Move.com Group revenues of $10 million and $11 million and Move.com Group Adjusted EBITDA losses of $9 million and $26 million for the three months ended March 31, 2001 and 2000, respectively.
(D) Excludes a charge of $95 million to fund an irrevocable contribution to an independent technology trust responsible for providing technology initiatives for the benefit of current and future franchisees at Century 21, Coldwell Banker and ERA.
(E) Excludes a charge of $4 million related to the acquisition and integration of Avis Group Holdings, Inc. ("Avis") and includes $5 million of interest expense related to debt used in the acquisition of Avis.
(F) Excludes (i) a net gain of $435 million related to the dispositions of businesses and (ii) a credit of $14 million to reflect an adjustment to the settlement charge recorded in the fourth quarter of 1998 for the PRIDES class action litigation primarily related to Rights that expired unexercised. Such amounts were partially offset by charges of (i) $85 million incurred in connection with the creation of Travel Portal, Inc., a company that was created to pursue the development of an online travel business, (ii) $25 million for investigation-related costs, (iii) $7 million related to a contribution to the Cendant Charitable Foundation and
      (iv) $4 million related to the acquisition and integration of Avis.
(G)   Excludes $4 million of losses related to the dispositions of businesses.
(H) Excludes a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights. Such credit was partially offset by (i) $9 million of losses related to the dispositions of businesses and (ii) $3 million of investigation-related costs.

                                                                         TABLE 4

                      CENDANT CORPORATION AND SUBSIDIARIES
                2000 REVENUES AND ADJUSTED EBITDA BY SEGMENT (A)
                              (DOLLARS IN MILLIONS)

                          YEAR ENDED DECEMBER 31, 2000

                                                  REVENUES
                             ---------------------------------------------------
                             1st Qtr   2nd Qtr    3rd Qtr    4th Qtr   Full Year
                             -------   -------    -------    -------   ---------
Real Estate Services         $   289   $   377    $   419    $   376    $ 1,461
Hospitality                      242       257        278        236      1,013
Vehicle Services                 137       135        146        150        568
Financial Services               194       153        148        143        638
                             -------   -------    -------    -------    -------
Total Reportable Segments        862       922        991        905      3,680
Corporate and Other (B)           83        51         53         63        250
                             -------   -------    -------    -------    -------
Total Company                $   945   $   973    $ 1,044    $   968    $ 3,930
                             =======   =======    =======    =======    =======

                                               ADJUSTED EBITDA
                             ---------------------------------------------------
                             1st Qtr   2nd Qtr    3rd Qtr    4th Qtr   Full Year
                             -------   -------    -------    -------   ---------
Real Estate Services         $   114   $   193    $   242    $   203    $   752
Hospitality                       91       103        115         85        394
Vehicle Services                  72        67         81         86        306
Financial Services                82        42         42         34        200
                             -------   -------    -------    -------    -------
Total Reportable Segments        359       405        480        408      1,652
Corporate and Other (C)            1       (45)       (36)       (29)      (109)
                             -------   -------    -------    -------    -------
Total Company                $   360   $   360    $   444    $   379    $ 1,543
                             =======   =======    =======    =======    =======

----------
(A) In connection with significant acquisitions and dispositions of businesses completed during 2001, the Company realigned the operations and management of certain of its businesses. Accordingly, the Company's segment reporting structure now encompasses the following four reportable segments: Real Estate Services, Hospitality, Vehicle Services and Financial Services. Amounts are presented herein as if the 2001 segment reporting structure was applicable to 2000.
(B) Includes Move.com Group revenues of $11 million, $15 million, $15 million, $18 million and $59 million for the first, second, third and fourth quarters and for the full year, respectively.
(C) Includes Move.com Group Adjusted EBITDA losses of $26 million, $28 million, $20 million, $20 million and $94 million for the first, second, third and fourth quarters and for the full year, respectively.

                                                                         TABLE 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                  ----------------------------------------
                                                                     2001         2000           % CHANGE
                                                                  ----------   ----------       ----------
REAL ESTATE SERVICES SEGMENT

     REAL ESTATE
         Closed Sides - Domestic (000's)                             359,561      372,403           (3%)
         Average Price                                            $  171,865   $  162,908            5%
         Royalty and Marketing Revenue                            $  103,370   $  103,843           --
         Total Revenue                                            $  117,849   $  120,744           (2%)

     RELOCATION
         Service Based Revenue (Referrals,
            Outsourcing, etc.)                                    $   61,174   $   53,606           14%
         Asset Based Revenue (Corporate and
            Government Home Sale Closings and Financial Income)   $   41,916   $   37,626           11%
         Total Revenue                                            $  103,090   $   91,232           13%

     MORTGAGE
         Production Loans Sold (millions)                         $    5,916   $    3,713           59%
         Production Revenue                                       $   87,153   $   53,279           64%
         Average Servicing Loan Portfolio (millions)              $   83,275   $   51,955           60%
         Servicing Revenue                                        $   31,403   $   23,444           34%
         Total Revenue                                            $  118,823   $   76,903           55%

HOSPITALITY SEGMENT

     LODGING
         RevPar ($)                                               $    24.17   $    24.12           --
         Weighted Average Rooms Available                            508,685      501,160            2%
         Royalty, Marketing and Reservation Revenue               $   84,484   $   83,494            1%
         Total Revenue                                            $  106,809   $  105,643            1%

     RCI
         Average Subscriptions                                     2,562,682    2,336,574           10%
         Number of Timeshare Exchanges                               506,590      468,692            8%
         Total Revenue                                            $  127,005   $  115,516           10%

VEHICLE SERVICES SEGMENT (A)

     CAR RENTAL
         Rental Days (000's)                                           5,395          n/a          n/a
         Time and Mileage Revenue per Day                         $    39.36          n/a          n/a
         Total Revenue                                            $  251,028          n/a          n/a

     FLEET
         Average Fleet (Leased)                                      311,907          n/a          n/a
         Average Number of Cards (000's)                               3,554          n/a          n/a
         Total Revenue                                            $  128,377          n/a          n/a

FINANCIAL SERVICES SEGMENT

         Insurance/Wholesale-related Revenue                      $  143,313   $  144,551           (1%)
         Other Revenue                                            $   59,959   $   49,538           21%
         Total Revenue                                            $  203,272   $  194,089            5%

----------
(A) On March 1, 2001 the Company acquired the remaining shares of Avis that were not owned by the Company.

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
                      2000 SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                  THREE MONTHS ENDED
                                                                  -------------------------------------------------
                                                                   MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                                                                     2000         2000         2000         2000
                                                                  ----------   ----------   ----------   ----------
REAL ESTATE SERVICES SEGMENT

     REAL ESTATE
         Closed Sides - Domestic (000's)                             372,403      503,921      518,652      465,072
         Average Price                                            $  162,908   $  172,594   $  171,856   $  172,061
         Royalty and Marketing Revenue                            $  103,843   $  144,092   $  145,838   $  129,682
         Total Revenue                                            $  120,744   $  165,683   $  161,945   $  144,306

     RELOCATION
         Service Based Revenue (Referrals,
            Outsourcing, etc.)                                    $   53,606   $   66,803   $   77,085   $   70,046
         Asset Based Revenue (Corporate and
            Government Home Sale Closings and Financial Income)   $   37,626   $   47,631   $   49,583   $   45,756
         Total Revenue                                            $   91,232   $  114,434   $  126,668   $  115,802

     MORTGAGE
         Production Loans Sold (millions)                         $    3,713   $    4,746   $    6,754   $    5,883
         Production Revenue                                       $   53,279   $   73,714   $  107,798   $   78,014
         Average Servicing Loan Portfolio (millions)              $   51,955   $   58,264   $   64,298   $   69,052
         Servicing Revenue                                        $   23,444   $   23,347   $   24,355   $   38,558
         Total Revenue                                            $   76,903   $   97,241   $  132,330   $  116,749

HOSPITALITY SEGMENT

     LODGING
         RevPar ($)                                               $    24.12   $    30.33   $    35.17   $    25.33
         Weighted Average Rooms Available                            501,160      501,929      504,648      506,240
         Royalty, Marketing and Reservation Revenue               $   83,494   $  106,397   $  123,738   $   89,240
         Total Revenue                                            $  105,643   $  129,899   $  147,113   $  110,659

     RCI
         Average Subscriptions                                     2,336,574    2,341,576    2,362,479    2,377,862
         Number of Timeshare Exchanges                               468,692      360,968      386,451      355,537
         Total Revenue                                            $  115,516   $  103,311   $  107,697   $  106,410

FINANCIAL SERVICES SEGMENT

         Insurance/Wholesale-related Revenue                      $  144,551   $  145,386   $  144,921   $  139,609
         Other Revenue                                            $   49,538   $    7,335   $    3,040   $    3,141
         Total Revenue                                            $  194,089   $  152,721   $  147,961   $  142,750

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                                        MARCH 31,   DECEMBER 31,
                                                                          2001         2000
                                                                        ---------   ------------
ASSETS

Current assets

   Cash and cash equivalents                                              $ 2.2        $ 1.0

   Other current assets                                                     2.4          1.4
                                                                          -----        -----
Total current assets                                                        4.6          2.4

Property and equipment, net                                                 1.4          1.3

Goodwill, net                                                               4.8          3.0

Other assets*                                                               6.0          4.9
                                                                          -----        -----
Total assets exclusive of assets under programs                            16.8         11.6

Assets under management and mortgage programs                              10.2          2.9
                                                                          -----        -----
TOTAL ASSETS                                                              $27.0        $14.5
                                                                          =====        =====

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

   Current liabilities                                                    $ 2.7        $ 1.6

   Net liabilities of discontinued operations                               0.4          0.3
                                                                          -----        -----
Total current liabilities                                                   3.1          1.9

Long-term debt                                                              4.2          1.9

Stockholder litigation settlement                                           2.9          2.9

Other noncurrent liabilities                                                0.6          0.5
                                                                          -----        -----
Total liabilities exclusive of liabilities under programs                  10.8          7.2

Liabilities under management and mortgage programs                         10.5          2.5

Mandatorily redeemable preferred securities issued by subsidiaries          0.4          2.1

Total stockholders' equity                                                  5.3          2.7

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $27.0        $14.5
                                                                          =====        =====

----------
*     Includes stockholder litigation settlement trust of $607 million.